Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beijing Aptech Beida Jade Bird Information Technology Co., Ltd.:

We consent to the use of our report dated June 19, 2009, with respect to the consolidated balance sheets of Beijing Aptech Beida Jade Bird Information Technology Co., Ltd. and subsidiary (“BJB-Aptech”) as of December 31, 2007 and 2008, and the related consolidated statements of income, owners’ equity and cash flows for the periods from January 1, 2006 through November 30, 2006 and from December 1, 2006 through December 31, 2006, and for the years ended December 31, 2006, 2007 and 2008, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated June 19, 2009 contains an explanatory paragraph stating that i) BJB-Aptech conducted significant transactions with related parties; ii) on April 30, 2009, BJB Career Education Company, Limited (formerly known as Beijing Jadebird IT Education Company, Limited) acquired Aptech Limited’s 50% equity interest in BJB-Aptech.

/s/ KPMG

Hong Kong, China

October 14, 2009